Exhibit 99.1

Contacts:
MGI PHARMA, INC.	Noonan Russo
Jennifer Davis	Brian Ritchie
212-332-4381	212-845-4269
IR@mgipharma.com	Brian.Ritchie@eurorscg.com
NEWS RELEASE
MGI PHARMA REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS
—First Quarter Highlighted by Execution of Pipeline Initiatives—
MINNEAPOLIS, April 19, 2006 — MGI PHARMA, INC. (NASDAQ: MOGN), an oncology- and acute care-focused biopharmaceutical company, today reported total revenue for first quarter 2006 of $78.2 million. GAAP net loss for the first quarter 2006 was $2.8 million, or $0.04 per diluted share. Pro forma net loss for the first quarter of 2006 was $1.0 million, or $0.01 per diluted share, as is described below under “Reconciliation of GAAP to Pro Forma Net Income (Loss).” At March 31, 2006, MGI PHARMA’s cash and marketable debt investments totaled $109.5 million.
“We executed on several important initiatives during recent months that advance our portfolio of product candidates,” said Lonnie Moulder, President and CEO of MGI PHARMA. “The submission of the NDA for Saforis and initiation of the Aquavan pivotal program were key milestones for MGI PHARMA that move us forward toward our objective of executing one product launch per year for the next three to four years. With the May 15 PDUFA date for Dacogen just weeks away, we are focused on our pre-launch activities in support of a potential product launch.”
First Quarter Results
Total revenues for the first quarter of 2006 were $78.2 million compared to $63.2 million in the first quarter of 2005. Product sales increased to $77.5 million in the first quarter of 2006 from $62.4 million in the first quarter of 2005. During the first quarter of 2006, U.S. sales of Aloxi® (palonosetron hydrochloride) Injection totaled $63.3 million compared to $57.2 million in the first quarter of 2005. Sales of Gliadel® Wafer (polifeprosan 20 with carmustine implant) totaled $9.7 million for the first quarter of 2006 compared to $7.3 million for the first quarter of 2005, when this product was being marketed by Guilford Pharmaceuticals Inc.
Total costs and expenses were $82.8 million in the first quarter of 2006 compared to $51.0 million in the first quarter of 2005. Selling, general and administrative expenses totaled $31.5 million in the first quarter of 2006 compared to $18.8 million in the same period in 2005, primarily due to the deployment and expansion of the acute care field

MGI PHARMA, INC.
1Q06 Financial Results

organization, investment in the Aloxi brand, and increased administrative costs. Research and development expenses in the first quarter of 2006 were $23.0 million, compared to $10.3 million in the first quarter of 2005. The year-over-year increase in baseline R&D expenses is primarily due to expenses related to our late stage clinical development programs for Dacogen™ (decitabine) for Injection, Aquavan® (fospropofol disodium) Injection and amolimogene (HPV E6 E7 plasmid).
The Company reported a GAAP net loss of $2.8 million, or $0.04 per diluted share, in the 2006 first quarter compared to net income of $11.6 million, or $0.15 per diluted share, in the 2005 first quarter. As described below under “Reconciliation of GAAP to Pro Forma Income (Loss),” pro forma net loss for the 2006 first quarter was $1.0 million, or $0.01 per diluted share, compared to pro forma net income of $12.1 million, or $0.16 per diluted share, in the 2005 first quarter.
Reconciliation of GAAP to Pro Forma Net Income (Loss): GAAP refers to generally accepted accounting principles in the U.S. MGI PHARMA’s pro forma net income (loss) and earnings (loss) per diluted share exclude amortization of product acquisition intangible assets, acquired in-process research and development expenses, and license initiation and product candidate development milestone payments. We are reporting pro forma results in addition to, and not as a substitute for, financial measures calculated in accordance with GAAP. The Company provides these pro forma numbers to facilitate a comparison of our business from period to period and to allow investors to analyze our business results. We encourage investors to carefully consider our results under GAAP, as well as our pro forma disclosures and the reconciliation between these presentations to more fully understand our business. Reconciliations between GAAP results and pro forma results are presented at the end of this news release.
Recent Highlights
•	The scale up of the acute care sales team to approximately 75 associates is now complete. This team has been trained and is actively promoting Aloxi within the hospital market. The Company anticipates a three-fold increase in hospital-focused sales force activity in support of Aloxi and an impact on sales growth beginning in the second quarter of 2006.
•	A direct-to-consumer advertising initiative for Aloxi remains on track to begin during the second quarter with a print ad and internet campaign.
•	Launch preparations continue for Dacogen, which has a Prescription Drug User Fee Act (PDUFA) goal date of May 15, 2006. MGI PHARMA expects to be prepared to commercialize this product within several weeks of receiving FDA approval.
•	A phase 3 pivotal trial of Dacogen in elderly patients with acute myeloid leukemia (AML) began during the first quarter of 2006. This trial is part of a broad clinical development program for Dacogen, which is also being evaluated in a phase 2 study of elderly patients with AML, a phase 2 trial of an alternate dosing regimen in patients with myelodysplastic syndromes (MDS), and a phase 3 EORTC-sponsored trial in patients with MDS.

MGI PHARMA, INC.
1Q06 Financial Results

•	Following analysis of data from a phase 2 dose-ranging study of Aquavan® Injection, a dose was selected to advance into a pivotal program, which includes two pivotal trials and one safety study. Both pivotal trials are now underway, and enrollment in this program is expected to be complete by the end of 2006.
•	The New Drug Application (NDA) for Saforis has been submitted to the U.S. FDA. Saforis is an investigational drug for the prevention and treatment of oral mucositis in patients receiving mucotoxic cancer therapy. One pivotal phase 3 trial and several supportive studies form the foundation of the Saforis NDA.
2006 Corporate Objectives & Milestones:
This section and the “2006 Financial Outlook” section which follows it provide forward-looking information about MGI PHARMA’s outlook for 2006 based upon our current operations. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to these sections.
In 2006, MGI PHARMA is focused on building upon the commercial and R&D progress made in 2005 by executing on key initiatives to advance our development pipeline and grow product sales.
•	May 15, 2006 Dacogen PDUFA date
•	Advance the Dacogen pivotal AML program
•	Complete enrollment in the Dacogen ADOPT phase 2 MDS trial 3Q06
•	Complete enrollment in the Aquavan Injection pivotal program 4Q06
•	Complete 1st amolimogene (ZYC101a) pivotal trial 4Q06
•	Complete Aloxi Injection PONV pivotal program 4Q06
•	Complete Aloxi Capsule pivotal program 4Q06
•	Establish ex-U.S. commercialization paths for product candidates
2006 Pro Forma Financial Outlook
For the year ending December 31, 2006, the Company continues to expect:
•	Total revenue to be in the range of $370 to $385 million, including:
•	Aloxi Injection sales of $285 to $300 million;
•	Gliadel Wafer sales of $40 million; and
•	Dacogen injection sales of $25 million, if approved by the FDA during the second quarter;
•	Gross profit to be in the range of $245 to $258 million, excluding $8 million of amortization of product acquisition intangible assets;
•	SG&A expenses of $140 million;
•	Net R&D expenses of $88 million, excluding product candidate development milestone payments of approximately $2 million and expenses incurred for Symphony Neuro Development Company, a non-majority owned consolidated entity acquired in connection with the Guilford acquisition, a majority of which are reversed as minority interest prior to computing pre-tax income; and
•	Pro forma operating income from operations to be in the range of $17 to $30 million.

MGI PHARMA, INC.
1Q06 Financial Results

This guidance excludes the impact of FASB 123R, which is expected to be in the range of $8 to $10 million for the full year 2006.
Conference Call & Webcast Information
MGI PHARMA will broadcast its quarterly investor conference call live over the Internet today, Wednesday, April 19, 2006 at 5:00 p.m. Eastern Time. The Company’s executive management team will review 2006 first quarter financial results, discuss operations and provide guidance on MGI PHARMA’s business outlook. All interested parties are welcome to access the webcast via the Company’s Web site at www.mgipharma.com. The audio webcast will be archived on the Company’s Web site for one week.
About MGI PHARMA
MGI PHARMA, INC. is an oncology- and acute care-focused biopharmaceutical company that acquires, researches, develops and commercializes proprietary products that address the unmet needs of patients. MGI PHARMA markets Aloxi® (palonosetron hydrochloride) Injection and Gliadel® Wafer (polifeprosan 20 with carmustine implant) in the United States. The Company directly markets its products in the U.S. and collaborates with partners to reach international markets. For more information about MGI PHARMA, please visit www.mgipharma.com.
This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause MGI PHARMA’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of MGI PHARMA to continue to increase sales of its marketed products, the approval of the FDA for MGI PHARMA to commercialize Dacogen for Injection and Saforis, the successful completion of clinical trials for the Company’s other product candidate, and other risks and uncertainties detailed from time to time in MGI PHARMA’s filings with the Securities and Exchange Commission including its most recently filed Form 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements.
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MGI PHARMA, INC.
1Q06 Financial Results

MGI PHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenues:
Sales	$77,525	$62,385
Licensing and other	678	850

	78,203	63,235

Costs and Expenses:
Cost of sales	28,342	21,915
Selling, general and administrative	31,519	18,755
Research and development	22,967	10,317

	82,828	50,987

Operating income (loss)	(4,625)	12,248

Interest income	1,156	1,357
Interest expense	(1,997)	(1,755)
Other income	181	—

Income (loss) before minority interest and income tax	(5,285)	11,850

Minority interest	2,431	—

Income (loss) before income tax	(2,854)	11,850

Provision (benefit) for income tax	(47)	250

Net income (loss)	$(2,807)	$11,600

Net income (loss) per common share
Basic	$(0.04)	$0.16
Diluted	$(0.04)	$0.15

Weighted average number of common shares outstanding
Basic	77,788	71,345
Diluted	77,788	75,615

	Consolidated Balance Sheets Data
	(unaudited)
	(In thousands)

	As of March 31,	As of December 31,
	2006	2005
Cash and marketable debt securities, unrestricted	$109,463	$104,203
Total assets	$460,074	$471,585
Total stockholders’ equity	$119,126	$109,025

MGI PHARMA, INC.
1Q06 Financial Results

MGI PHARMA, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO
PRO FORMA NET INCOME (LOSS) — UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
GAAP net income (loss)	$(2,807)	$11,600
Amortization of intangibles	1,792	541

Pro forma net income (loss) before income tax	(1,015)	12,141
Adjustment for income tax (A)	—	—

Pro forma net income (loss)	$(1,015)	$12,141

(A)	No adjustment from GAAP for income tax provision or benefit. Presentations of pro forma financial results prior to Q4 2005 assumed an effective tax rate of 35%.

MGI PHARMA, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) PER COMMON SHARE TO
PRO FORMA NET INCOME (LOSS) PER COMMON SHARE — UNAUDITED
(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Income (loss) per share (diluted) — GAAP	$(0.04)	$0.15
Amortization of intangibles	0.03	0.01

Pro forma net income (loss) per common share, diluted before income taxes	(0.01)	0.16
Provision (benefit) for income taxes (A)	—	—

Income (loss) per share (diluted) — Pro Forma	$(0.01)	$0.16

Weighted average number of common shares outstanding
Basic	77,788	71,345
Diluted	77,788	75,615

(A)	No adjustment from GAAP for income tax provision or benefit. Presentations of pro forma financial results prior to Q4 2005 assumed an effective tax rate of 35%.